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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                  SCHEDULE TO
                                 (RULE 14D-100)
                 TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)
           OR SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                             ---------------------

                       ENDO PHARMACEUTICALS HOLDINGS INC.
                       (Name of Subject Company (Issuer))
                             ---------------------

                       ENDO PHARMACEUTICALS HOLDINGS INC.
                       (Name of Filing Persons (Offeror))
                             ---------------------
                         CLASS A TRANSFERABLE WARRANTS
                       CLASS B NON-TRANSFERABLE WARRANTS
                         (Title of Class of Securities)
                             ---------------------
                                   29264F114
                                   29264NTWT
                     (Cusip Number of Class of Securities)
                             ---------------------
                          Caroline Berry Manogue, Esq.
              Senior Vice President, General Counsel and Secretary
                               100 Painters Drive
                        Chadds Ford, Pennsylvania 19317
                                 (610) 558-9800
      (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                    COPY TO:
                             Eileen T. Nugent, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                               New York, NY 10036
                            Telephone: 212-735-3000

                           CALCULATION OF FILING FEE

         Transaction Valuation*: $10,145,231.25                        Amount of Filing Fee: $2,029.05

 * Estimated for purposes of calculating the amount of the filing fee only. This calculation assumes the purchase of up to 13,500,000 Class A Transferable Warrants (the "Class A Warrants") and all outstanding Class B Non-Transferable Warrants (the "Class B Warrants" and, together with the Class A Warrants, the "Warrants"), at a price per Warrant of $0.75 in cash. As of December 3, 2001, there were 17,576,424 Class A Warrants and 26,975 Class B Warrants outstanding. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.
[ ] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount previously paid: Not applicable                  Filing Party: Not applicable
    Form or registration no.: Not applicable                  Date Filed: Not applicable

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
    [ ] third-party tender offer subject to Rule 14d-1.
    [X] issuer tender offer subject to Rule 13e-4.
    [ ] going-private transaction subject to Rule 13e-3.
    [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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

     This Tender Offer Statement on Schedule TO relates to an offer by Endo Pharmaceuticals Holdings Inc., a Delaware corporation ("Endo") to purchase up to 13,500,000 of the issued and outstanding Class A Transferable Warrants (the "Class A Warrants") and any and all of the outstanding Class B Non-Transferable Warrants (the "Class B Warrants" and, collectively with the Class A Warrants, the "Warrants"), of Endo at a purchase price of $0.75 per Warrant, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 5, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal"). A copy of the Offer and Purchase is attached hereto as Exhibit
(a)(1)(A), and a copy of the Letter of Transmittal is attached hereto as Exhibit
(a)(1)(C). The Offer to Purchase and Letter of Transmittal, collectively, as they may be amended or supplemented from time to time, constitute the "Offer".

     The information in the Offer to Purchase, including all schedules and annexes thereto, is hereby expressly incorporated herein by reference in response to all the items of this Schedule TO, except as otherwise set forth below.

ITEM 1.  SUMMARY TERM SHEET

     The information set forth in the Summary Term Sheet in the Offer to Purchase is incorporated herein by reference.

ITEM 2.  SUBJECT COMPANY INFORMATION

     (a) The name of the subject company is Endo Pharmaceuticals Holdings Inc., a Delaware corporation. The Company's executive offices are located at 100 Painters Drive, Chadds Ford, Pennsylvania 19317. Endo's main telephone number is
(610) 558-9800.

     (b) The classes of securities to which this statement relates are the Class A Transferable Warrants and the Class B Transferable Warrants. Each Warrant will become exercisable to purchase a specified number of shares of common stock of the Company at a price of $0.01 per share if the Company obtains U.S. Food and Drug Administration approval of its development-stage drug MorphiDex(R). As of December 3, 2001, there were 17,576,424 Class A Warrants issued and outstanding and 26,975 Class B Warrants issued and outstanding. The information set forth on the cover page and in the "Introduction" of the Offer to Purchase is incorporated herein by reference.

     (c) The information set forth in the section of the Offer to Purchase entitled "The Offer -- Price Range of Warrants" is incorporated herein by reference.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON

     (a) This Tender Offer Statement is filed by Endo Pharmaceuticals Holdings Inc. The information set forth in the Offer to Purchase under the heading "The Offer -- Certain Information Concerning the Company" is incorporated herein by reference.

ITEM 4.  TERMS OF THE TRANSACTION

     The information set forth in the Offer to Purchase is incorporated herein by reference.

ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

     The information set forth in the Offer to Purchase under the heading "Transactions and Arrangements Concerning the Company's Securities" is incorporated herein by reference.

ITEM 6.  PURPOSE OF THE TRANSACTION AND PLANS OR PROPOSALS

     (a), (b), (c) The information set forth in the Offer to Purchase in the sections entitled "Introduction", "Special Factors to Consider -- Background", "-- Purpose and Structure of the Offer" and "-- Certain Possible Effects of the Offer" are incorporated herein by reference.

ITEM 7.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     The information set forth in the Offer to Purchase under the heading "Special Factors to Consider -- Financing of the Offer" is incorporated herein by reference.

ITEM 8.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY

     (a) The information set forth in the "Introduction" and the section entitled "Beneficial Ownership of Company Securities" of the Offer to Purchase is incorporated herein by reference.

     (b) There have been no transactions in the subject securities during the past 60 days.

ITEM 9.  PERSONS/ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED

     (a) The information set forth in the Introduction and the section entitled "Persons Retained or Compensated in Connection with the Offer" is incorporated herein by reference.

ITEM 10.  FINANCIAL STATEMENTS

     Not applicable.

ITEM 11.  ADDITIONAL INFORMATION

     (a) The information set forth in the Offer to Purchase under the sections entitled "Special Factors to Consider -- Certain Possible Effects of the Offer" and "The Offer -- Certain Legal Matters" and "-- Miscellaneous" are incorporated herein by reference.

     (b) The information set forth in the Offer to Purchase and Letter of Transmittal is incorporated herein by reference.

ITEM 12.  EXHIBITS

(a)(1)(A)      Offer to Purchase dated December 5, 2001.
(a)(1)(C)      Letter of Transmittal.
(a)(1)(D)      Notice of Guaranteed Delivery.
(a)(1)(E)      Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Nominees.
(a)(1)(F)      Letter to clients for use by Brokers, Dealers, Commercial
               Banks, Trust Companies and Nominees.
(a)(1)(G)      Press Release dated December 5, 2001.
(a)(1)(H) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(b)            None.
(c)            None.
(d)(1)(A) Amended and Restated Executive Stockholders Agreement, dated as of July 14, 2000, by and among Endo, Endo Pharma LLC,
               Kelso Investment Associates V, L.P. ("KIA V"), Kelso Equity
               Partners V, L.P. ("KEP V") and the Management Stockholders
               (as defined therein).(1)
(d)(1)(B) Amended and Restated Employee Stockholders Agreement, dated as of July 14, 2000, by and among Endo, Endo Pharma LLC, KIA
               V, KEP and the Employee Stockholders (as defined therein).(2)
(d)(1)(C)      Endo LLC Amended and Restated 1997 Employee Stock Option
               Plan.(3)
(d)(1)(D)      Endo LLC Amended and Restated 1997 Executive Stock Option
               Plan.(4)
(d)(1)(E)      Endo LLC 2000 Amended and Restated Supplemental Employee
               Stock Option Plan.(5)
(d)(1)(F)      Endo LLC 2000 Amended and Restated Supplemental Executive
               Stock Option Plan.(6)
(d)(1)(G) Tax Sharing Agreement: dated as of July 17, 2000, by and among Endo, Endo Inc. and Endo Pharma LLC.(7)
(d)(1)(H)      Kelso Side Letter: Letter Agreement, dated as of November
               26, 1999, by and among Algos, Endo, KIA V and KEP V.(8)
(d)(1)(I) Registration Rights Agreement: dated as of July 17, 2000, by and between Endo and Endo Pharma LLC.(9)
(e)            None.
(f)            Not Applicable.
(g)            None.
(h)            None.

---------------

(1) Incorporated by reference to Exhibit 4.1 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000.

(2) Incorporated by reference to Exhibit 4.2 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000.

(3) Incorporated by reference to Exhibit 10.22 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 filed with the Commission on November 13, 2000.

(4) Incorporated by reference to Exhibit 10.23 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 filed with the Commission on November 13, 2000.

(5) Incorporated by reference to Exhibit 10.24 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 filed with the Commission on November 13, 2000.

(6) Incorporated by reference to Exhibit 10.25 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 filed with the Commission on November 13, 2000.

(7) Incorporated by reference to Exhibit 10.5 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000.

(8) Incorporated by reference to Exhibit 10.4 of Endo Pharmaceuticals Holdings' Registration Statement filed with the Commission on June 9, 2000.

(9) Incorporated by reference to Exhibit 4.4 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000.

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3

     Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          ENDO PHARMACEUTICALS HOLDINGS INC.

                                          By: /s/ CAROLINE B. MANOGUE
                                            ------------------------------------
                                            Name: Caroline B. Manogue
                                            Title: Senior Vice President,
                                                   General Counsel & Secretary

Date: December 5, 2001

                                 EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
(a)(1)(A)      Offer to Purchase dated December 5, 2001.
(a)(1)(C)      Letter of Transmittal.
(a)(1)(D)      Notice of Guaranteed Delivery.
(a)(1)(E)      Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Nominees.
(a)(1)(F)      Letter to clients for use by Brokers, Dealers, Commercial
               Banks, Trust Companies and Nominees.
(a)(1)(G)      Press Release dated December 5, 2001.
(a)(1)(H)      Guidelines for Certification of Taxpayer Identification Number
               on Substitute Form W-9.
(b)            None.
(c)            None.
(d)(1)(A)      Amended and Restated Executive Stockholders Agreement, dated as of July 14, 2000, by and among Endo, Endo Pharma LLC,
               Kelso Investment Associates V, L.P. ("KIA V"), Kelso Equity
               Partners V, L.P. ("KEP V") and the Management Stockholders
               (as defined therein).(1)
(d)(1)(B)      Amended and Restated Employee Stockholders Agreement, dated as of July 14, 2000, by and among Endo, Endo Pharma LLC, KIA
               V, KEP and the Employee Stockholders (as defined
               therein).(2)
(d)(1)(C)      Endo LLC Amended and Restated 1997 Employee Stock Option
               Plan.(3)
(d)(1)(D)      Endo LLC Amended and Restated 1997 Executive Stock Option
               Plan.(4)
(d)(1)(E)      Endo LLC 2000 Amended and Restated Supplemental Employee
               Stock Option Plan.(5)
(d)(1)(F)      Endo LLC 2000 Amended and Restated Supplemental Executive
               Stock Option Plan.(6)
(d)(1)(G)      Tax Sharing Agreement: dated as of July 17, 2000, by and
               among Endo, Endo Inc. and Endo Pharma LLC.(7)
(d)(1)(H)      Kelso Side Letter: Letter Agreement, dated as of November
               26, 1999, by and among Algos, Endo, KIA V and KEP V.(8)
(d)(1)(I)      Registration Rights Agreement: dated as of July 17, 2000, by and between Endo and Endo Pharma LLC.(9)
(e)            None.
(f)            Not Applicable.
(g)            None.
(h)            None.

---------------

(1) Incorporated by reference to Exhibit 4.1 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000.

(2) Incorporated by reference to Exhibit 4.2 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000.

(3) Incorporated by reference to Exhibit 10.22 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 filed with the Commission on November 13, 2000.

(4) Incorporated by reference to Exhibit 10.23 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 filed with the Commission on November 13, 2000.

(5) Incorporated by reference to Exhibit 10.24 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 filed with the Commission on November 13, 2000.

(6) Incorporated by reference to Exhibit 10.25 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 filed with the Commission on November 13, 2000.

(7) Incorporated by reference to Exhibit 10.5 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000.

(8) Incorporated by reference to Exhibit 10.4 of Endo Pharmaceuticals Holdings' Registration Statement filed with the Commission on June 9, 2000.

(9) Incorporated by reference to Exhibit 4.4 of Endo Pharmaceuticals Holdings' Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 filed with the Commission on August 15, 2000.